Exhibit 10.1
AGREEMENT AND RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into by and between Hudson Global, Inc. (the “Company”), and Patrick Lyons, (“Executive,” and, together with the Company, the “Parties”).

1.    The Parties acknowledge and agree that Employee’s last day of employment with the Company was June 30, 2019 (“Separation Date”). As of that date, Executive’s duties, responsibilities, office and title shall cease. Capitalized terms used without definition in this Agreement shall have the meanings set forth in the Employment Agreement by and between Executive and the Company, dated on or about August 6, 2015 (the “Employment Agreement”).

2.    The Company shall begin to pay to Executive the payments described in Section 4 of the Employment Agreement (the “Severance Payments”) in accordance with the Company’s standard payroll procedures. For purposes of clarity, Executive shall receive (a) twelve months of Executive’s base salary ($325,000, less applicable taxes withholdings), payable in twenty-four equal installments with such payments to begin on the first payroll period following the Release Effective Date; (b) in the event Executive elects to exercise his rights under COBRA, the Company will reimburse Executive for the difference between what Executive paid for health insurance while employed and the COBRA amount for (i) twelve months or (ii) until Executive obtains new employment with medical benefits, whichever is earlier; and (c) a bonus of $108,875 under the Company’s annual incentive plan for fiscal year 2019, to be paid to Executive as soon as administratively practicable, but in no case later than July 31, 2019.

3.    Executive agrees and acknowledges that the payments provided in Section 2 above exceed any payments and benefits to which Executive would otherwise be entitled under any policy, plan, and/or procedure of the Company absent his signing this Agreement. Executive acknowledges that he has been paid for work performed up to and including the Separation Date.

4.    Executive hereby acknowledges that Executive has up to twenty-one (21) days to review this Agreement from the date of receipt and Executive has been advised to review it with an attorney of Executive’s choice. Executive further understands that the twenty-one (21) day review period ends when Executive signs this Agreement. Executive also has seven (7) days after Executive signs this Agreement to revoke by so notifying the Company in writing. The effective date of this Agreement shall be the eighth (8th) day following Employee’s signing of this Agreement (the “Release Effective Date”), provided the Employee does not revoke the Agreement during the revocation period. In the event Executive does not accept this Agreement as set forth above, or in the event Executive revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payment referred to in Section 2 above, shall automatically be deemed null and void.

5.    (a)    In consideration of the payment referred to in Section 2 above, Executive for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its and their employee benefit and/or pension plans and funds, and any and all of its and their past or present officers, directors, stockholders, agents, trustees, administrators, employees and assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Company under this Agreement.

(b)    Without limiting the generality of the foregoing subsection (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Executive’s employment with Releasees and/or the termination of Executive’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the New York City and State Human Rights Law; (vi) the Connecticut Fair Employment Practices Act; (vii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (viii) the terms and conditions of Executive’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (ix) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c)    Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Executive understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Sections 5(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

6.    (a)    Executive agrees that he has not and will not engage in any conduct that is injurious to the Company’s or any of the Releasees’ reputation or interest, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or the Releasees.

(b)    Executive acknowledges that he has returned to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, PDA’s and other electronic devices or other items in his possession or control belonging to the Company or its Affiliated Entities or containing proprietary information relating to the Company or its Affiliated Entities.

(c)    Executive acknowledges that the terms of the Hudson Agreement referred to in Section 6f. of the Employment Agreement are incorporated herein by reference, and Executive agrees and acknowledges that he is bound by their terms.

(d)    Notwithstanding the foregoing, this Agreement does not waive any rights the Executive may have under or pursuant to any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the Charter or by-laws of the Company or its subsidiaries or affiliates or in any insurance policy carried by the Company or its affiliates for any matters which arises or may arise after the Separation date in connection with Executive’s employment with the Company.

7.    (a)    If requested, Executive will agree to cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding, litigation, or other matter in which Executive was involved during his employment or of which Executive has knowledge.

(b)    Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Executive’s employment with the Company, he will give prompt notice of such request to Jeff Eberwein, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, provided that nothing herein shall prevent Executive from complying with the requirements of the law.

8.    The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Executive to any person or entity without the prior written consent of Jeff Eberwein, except if required by law, and to Executive’s accountants, attorneys, and spouse, provided that they agree to maintain the confidentiality of this Agreement. Executive further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys, accountants and spouse.

9.    The making of this Agreement is not intended, and shall not be construed, as an admission that the Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive.

10.    The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

11.    Executive acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

12.    This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13.    If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release or covenants provided for by Section 5 above is illegal, void, or unenforceable, Executive agrees to execute a release, waiver and/or covenant with substantially similar provisions that is legal and enforceable. Finally, any breach of the terms of Sections 6, 7 and/or 8 above shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

14.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof. Actions to enforce the terms of this Agreement, or that relate to Executive’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in New York, New York.

15.    This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

16.    This Agreement (including any exhibits attached hereto) constitutes the complete understanding between the parties with respect to the termination of the Executive’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties related to the termination. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 26 day of June, 2019.

June 25, 2019	PATRICK LYONS

	By:	/s/ PATRICK LYONS
		Name:	Patrick Lyons
Signature of Executive

June 26, 2019	HUDSON GLOBAL, INC.

	By:	/s/ JEFFREY E. EBERWEIN
		Name:	Jeffrey E. Eberwein
Signature of Authorized Representative